Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

March 3, 2023

Kala Pharmaceuticals, Inc.

1167 Massachusetts Avenue

Arlington, MA 02476

Re:                  Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 5,391,213 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Kala Pharmaceuticals, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”). The Shares consist of (i) 76,813 outstanding shares of Common Stock (the “Outstanding Shares”) that are held by the Selling Stockholders and (ii) 5,314,400 shares of Common Stock issuable upon the conversion of shares of Series E Convertible Non-Redeemable Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock” and such shares, the “Conversion Shares”), that are held by the Selling Stockholders.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the stock record books of the Company as provided to us by the Company, the Restated Certificate of Incorporation of the Company, including Certificate of Designation of the Series D Preferred Stock of the Company, Certificate of Elimination of Number of Shares of Preferred Stock Designated as Series D Preferred Stock of the Company and Certificate of Designations, Preferences and Rights of Series E Convertible Non-Redeemable Preferred Stock of the Company (as restated and/or amended to date, the “Certificate of Incorporation”) and the Amended and Restated By-Laws of the Company (as restated and/or amended to date, the “By-Laws”), and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion below, insofar as it relates to the Selling Stockholders’ shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholders, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) the Conversion Shares have been duly authorized for issuance and, when issued and delivered upon conversion of the Series E Preferred Stock in accordance with the terms of the Company’s Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

Kala Pharmaceuticals, Inc.

March 3, 2023

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING HALE AND DORR LLP